Exhibit 99

RAYTECH CORPORATION ANNOUNCES PRELIMINARY

RESULTS FOR THE YEAR ENDED JANUARY 2, 2005

Shelton, Connecticut, April 5, 2005 - Raytech Corporation (NYSE: RAY) today announced that it will be filing a notification of late filing related to its annual report on Form 10-K for the year ended January 2, 2005. The Company is finalizing its accounting for, and disclosures relating to, impairment charges and restructuring charges arising from its decisions to close its Sterling Heights, Michigan and Liverpool, England manufacturing facilities and to relocate its corporate office from Shelton, Connecticut to its existing facilities in Crawfordsville, Indiana. The Company is also still completing its analysis and its review of its deferred tax assets. Additionally, the Company is seeking waivers from its lenders with respect to certain covenants in its lending agreements. Certain of these covenants, if not waived, would make the debt callable by the lending institutions. Although the Company currently believes that its lenders will provide the waivers and the Company will cure the default, discussions between the Company and its lenders will continue beyond the due date for the Report. The Company believes that if the covenant waivers are not obtained, the Company's independent registered public accounting firm may include an explanatory paragraph in connection with its report on the Company's financial statements included in the Company's  Form 10-K for the fiscal year ended January 2, 2005 disclosing that there is significant doubt about the Company's ability to continue as a going concern. The Company expects to file its Form 10-K for the fiscal year ended January 2, 2005 within fifteen calendar days after the prescribed due date of such Form 10-K.

It is currently anticipated that the Company will report a net loss of approximately $3 million for the fiscal year ended January 2, 2005 (“fiscal 2004”), compared to a net loss of $66 million for the fiscal year ended December 28, 2003 (“fiscal 2003”), of which approximately $49 million related to an impairment charge. The impairment charge recorded in fiscal 2003 related to the write down of certain tangible and intangible assets triggered by the decline in profitability in the Domestic Wet Friction segment during fiscal 2003.

In fiscal 2004, the Company currently expects to record an impairment charge of $2 million and a restructuring charge of $3 million. The restructuring expense and impairment charge recorded in fiscal 2004 relates to the announced closure of certain manufacturing facilities and the relocation of the corporate functions.

The Company currently expects that it will also report increases in worldwide sales, gross profit and operating profit for fiscal 2004 compared to fiscal 2003.

Raytech Corporation is a worldwide manufacturer of wet and dry clutch, power transmission and brake systems as well as specialty engineered polymer matrix composite products and related services for vehicular applications, including automotive OEM, heavy duty on-and-off highway vehicles and aftermarket vehicular power transmission systems. Through two technology and research centers and six manufacturing operations worldwide, Raytech develops and delivers energy absorption, power transmission and custom-engineered components focusing on niche applications where its expertise and technological excellence provide a competitive edge.

Raytech Corporation, headquartered in Shelton, Connecticut, operates manufacturing facilities in the United States, Germany, England and China as well as technology and research centers in Indiana and Germany. The Company's operations are strategically situated in close proximity to major customers and within easy reach of geographical areas with demonstrated growth potential.

Raytech common stock is listed on the New York Stock Exchange and trades under the symbol "RAY." Company information may be accessed on our Internet website http://www.raytech.com.